News Release

                                                                  April 16. 2004

                    Valmont Completes Acquisition of Newmark

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure and mechanized irrigation equipment for agriculture and a provider of coating services, announced today that it has completed its acquisition of Newmark International, Inc. of Birmingham, Alabama, from Newmark's parent company, Pfleiderer AG of Neumarkt, Germany. The transaction includes all six of Newmark's North American concrete pole plants and one steel pole plant in North America. The purchase price totaled approximately $105 million in cash and the assumption of $10 million in debt.

     "The acquisition of Newmark strengthens our competitive position in the market for utility support structures," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "Our ability to offer concrete, steel and combinations thereof provides the utility industry with a broader range of products for electrical transmission and distribution needs.

     "We are very pleased that both Earl Foust, who has led Newmark's solid growth as Chief Executive Officer for the past 11 years, and his management team will join Valmont and continue to pursue growth opportunities in the market for concrete structures."

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.